Exhibit 10.1

LOAN AND AGENCY AGREEMENT

Dated as of May 26, 2011

Between

KENSEY NASH CORPORATION,

as Borrower

THE LENDERS referred to herein,

as Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent

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ARTICLE IV CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ADMINISTRATIVE AGENT AND THE LENDERS		36

4.1	Documents to be Delivered by the Borrower at Closing	36
4.2	Conditions Precedent to Making Loans	38

ARTICLE V AFFIRMATIVE COVENANTS		38

5.1	Use of Proceeds	38
5.2	Financial Statements	38
5.3	Ordinary Course of Business; Records	39
5.4	Information for the Administrative Agent and the Lenders	39
5.5	Insurance	40
5.6	Maintenance	40
5.7	Taxes/Other Charges	40
5.8	Leases	40
5.9	Existence; Certain Rights; Laws	40
5.10	Notice of Litigation or Other Matters	40
5.11	Indebtedness	41
5.12	Compliance with Agreements	41
5.13	ERISA	41
5.14	Financial Covenants	42
5.15	Compliance with Environmental Laws	42
5.16	Deposit Accounts	42
5.17	Further Actions	42
5.18	Revisions or Updates to Schedules	42
5.19	Management	43
5.20	Subsidiaries	43
5.21	Parity Terms and Conditions	43
5.22	Norian Acquisition	44

ARTICLE VI NEGATIVE COVENANTS		44

6.1	Fundamental Changes	44
6.2	Indebtedness or Guaranties	45
6.3	Encumbrances	45
6.4	Sales and Lease-Backs	46
6.5	Change in Business	46
6.6	Sale or Discount of Receivables	46
6.7	ERISA	46
6.8	Restricted Payments	46
6.9	Compliance with Federal Reserve Board Regulations	46
6.10	Negative Pledge	47
6.11	Investments	47
6.12	Affiliate Transactions	47

ARTICLE VII EVENTS OF DEFAULT		48

7.1	Borrower’s Failure to Pay	48
7.2	Breach of Certain Covenants or Conditions	48

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7.3	Breach of Other Covenants or Conditions	48
7.4	Defaults in Other Agreements	48
7.5	Agreements Invalid	48
7.6	False Warranties; Breach of Representations	48
7.7	Judgments	49
7.8	Bankruptcy or Insolvency	49
7.9	Material Adverse Change	49
7.10	Change of Control	49
7.11	Affiliates	49

ARTICLE VIII REMEDIES		50

8.1	Further Advances; Termination of Commitment, Acceleration; etc	50
8.2	Right of Setoff	50
8.3	Further Remedies	51

ARTICLE IX THE ADMINISTRATIVE AGENT		51

9.1	Appointment and Authority	51
9.2	Rights as a Lender	51
9.3	Exculpatory Provisions	51
9.4	Reliance by Administrative Agent	52
9.5	Delegation of Duties	53
9.6	Resignation of Administrative Agent	53
9.7	Non-Reliance on Administrative Agent and Other Lenders	53
9.8	Actions with Respect to Defaults	54
9.9	Delivery of Information	54

ARTICLE X MISCELLANEOUS		54

10.1	Waivers	54
10.2	JURY TRIAL	54
10.3	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	55
10.4	Notices	55
10.5	Assignability	56
10.6	Treatment of Certain Information; Confidentiality	59
10.7	Expenses; Indemnity; Damage Waiver	60
10.8	Entire Agreement, Successors and Assigns	61
10.9	Amendments, Etc	62
10.10	Nonliability of Administrative Agent and Lenders	62
10.11	Independent Nature of Lenders’ Rights	62
10.12	Counterparts: Integration; Effectiveness	62
10.13	Severability	63
10.14	Headings Descriptive	63
10.15	Survival of Representations and Warranties	63
10.16	Patriot Act Notice	63

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SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1A	Commitments
Schedule 3.1	Subsidiaries
Schedule 3.10	Litigation
Schedule 3.18	Material Contracts
Schedule 6.2	Indebtedness and Guaranties
Schedule 6.3	Encumbrances
Schedule 6.11	Investments

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Continuation/Conversion
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Guaranty Agreement

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LOAN AND AGENCY AGREEMENT

THIS LOAN AND AGENCY AGREEMENT (this “Agreement”), dated as of May 26, 2011, is between KENSEY NASH CORPORATION, a Delaware corporation (the “Borrower”), the Lenders (as defined below) which are parties hereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

BACKGROUND

The Lenders, the Administrative Agent and the Borrower desire to set forth the terms and conditions under which the Lenders will make available to the Borrower certain credit facilities to be used for the purposes specified in this Agreement. Accordingly, the Lenders, the Administrative Agent and the Borrower, each intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms: Terms used herein without definition that are defined in the Uniform Commercial Code shall have the meanings ascribed to them therein, unless the context requires otherwise. The following terms shall have the following meanings in this Agreement:

“Account Designation Letter” shall mean a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition Agreements” shall mean the Asset Purchase Agreement dated as of May 24, 2011 by and between Norian Corporation, KNC NOR and the Borrower and the Agreement of Sale dated as of May 24, 2011 between KNC NOR and Norian Corporation and all other agreements, amendments, schedules, and exhibits now or hereafter executed or delivered in connection therewith.

“Administrative Agent” shall have the meaning set forth in the initial paragraph of this Agreement, together with its successors and assigns.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean this Loan and Agency Agreement, together with all exhibits, amendments, modifications and supplements hereto as may be in effect from time to time.

“Applicable Law” shall mean all applicable provisions of (i) constitutions, statutes, rules, regulations, ordinances, orders and decrees of Governmental Authorities of any kind having jurisdiction over any Lender, the Borrower or any Subsidiary, (ii) authorizations, consents, approvals, and licenses of such Governmental Authorities, (iii) judgments, and (iv) common law and equity.

“Applicable Margin” shall mean, at any time with respect to any Base Rate Loan based on LIBOR, LIBOR Rate Loan or the Facility Fee, except as provided in the last two sentences of this definition, the applicable percentage as determined under the following matrix with reference to the Funded Debt to EBITDA Ratio calculated as provided below:

Grid	Funded Debt to EBITDA Ratio	Loans	Facility Fee

I	<1.0x	1.00%	.15%
II	≥1.00 but ≤2.00x	1.25%	.20%
III	>2.00x	1.45%	.25%

The Applicable Margin shall be reset from time to time in accordance with the above matrix on the first day of the fiscal quarter immediately following the delivery by the Borrower, in accordance with Sections 5.2(c), of financial statements together with a Compliance Certificate reflecting the computation of the Funded Debt to EBITDA Ratio as of the last day of the preceding fiscal quarter, beginning with the fiscal quarter ending June 30, 2011. Until the first effective date of any change in the Applicable Margin, the Applicable Margin shall be based on Grid I. If the Borrower shall fail to deliver a Compliance Certificate or any required reporting specified in Section 5.2 within ten (10) days after it becomes due, the Applicable Margin shall be based on Grid III, for the period from and including the 11th day after the end of such fiscal quarter to the date of the delivery by the Borrower to the Administrative Agent of a Compliance Certificate demonstrating the Applicable Margin. For purposes of determining Applicable Margin, Funded Debt shall not include the holdback in the amount of $3,000,000 under the Nerites Asset Purchase Agreement.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5 of this Agreement), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” shall mean any officer of the Borrower authorized by resolution of the Borrower to take the action specified herein with respect to such officer and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of the Borrower.

“Base Rate” shall mean (i) except during any period of time during which a notice delivered to the Borrower under Section 2.7(f) or (g) of this Agreement shall remain in effect, LIBOR for an Interest Period of one month plus the Applicable Margin; and (ii) if during any period of time during which a notice delivered to the Borrower under Section 2.7(f) or (g) of this Agreement shall remain in effect, the Prime Rate, and each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or LIBOR.

“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate as provided in Section 2.7(a) of this Agreement.

“Borrower” shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Revolving Credit Loans pursuant to Section 2.15), on a single date of a group of Revolving Credit Loans of a single Type and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Revolving Credit Loan, the date upon which such Revolving Credit Loan is made.

“Business Day” shall mean (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Philadelphia, Pennsylvania and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Lease Obligation” shall mean the amount of the liability which, according to GAAP, should be capitalized or disclosed with respect to a Capital Lease.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interest, (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (vi) any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits or certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Services, Inc. (any such bank, an “Approved Bank”), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition, and (v) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $1,000,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above. All such Cash Equivalents must be denominated solely for payment in Dollars.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than fifty percent (50%) of the Capital Stock of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors.

“Closing” shall mean the execution and delivery to the Administrative Agent and the Lenders of all of the documents and instruments required by the terms of this Agreement and the closing of the loan transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing takes place.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations with respect thereto in effect from time to time.

“Commitment” as to any Lender shall mean its Revolving Credit Commitment; collectively, as to all Lenders, the “Commitments.”

“Commitment Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment set forth on Schedule 1.1A, subject to transfer to another Lender as provided in Section 10.5 of this Agreement. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Compliance Certificate” shall mean a certificate completed by an Authorized Officer submitted to the Administrative Agent substantially in the form of Exhibit C of this Agreement.

“Continuing Directors” shall mean, during any period of up to 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event, condition or circumstance that with the giving of notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean the interest rate per annum set forth in Section 2.7(c) of this Agreement.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” or “$” shall mean dollars of the United States of America.

“EBITDA” shall mean, with respect to the Borrower and its Subsidiaries, as of any date of determination thereof, for the period of four (4) consecutive fiscal quarters immediately preceding said date of determination taken together as one accounting period, the amount equal to the sum of (a) Net Income, plus (b) all gross interest expense on all indebtedness of the Borrower and its Subsidiaries, plus (c) all charges against income of the Borrower and its Subsidiaries for foreign, federal, state and local income taxes, plus (d) all depreciation expense for the Borrower and its Subsidiaries, plus (e) all amortization expense for the Borrower and its Subsidiaries, plus (f) all non-cash equity compensation expense (i.e., equity compensation related to adopting Statement of Financial Accounting Standards No. 123(R), Share Based Payment) for the Borrower and its Subsidiaries, plus (g) in process research and development charges and all other net non-cash charges, all as determined for such test period in accordance with GAAP, consistently applied.

“Eligible Assignee” shall mean a Lender, an Affiliate of a Lender, (i) a commercial bank organized under the laws of the United States, or any state thereof or (ii) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in loans or other debt obligations for its own account in the ordinary course of business, approved by Administrative Agent, and unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Encumbrance” shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance (statutory or otherwise) in or on, or any interest or title of any vendor, lessor, lender to, or other secured party of the Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of the Person, including any agreement to give any of the foregoing.

“Environmental Laws” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et. seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§1801, et. seq., all other federal, state and local environmental or health laws applicable to the Borrower or its business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time.

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974, as amended.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall have the meaning set forth in Article VII of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending

Office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Facility Fee” shall have the meaning set forth in Section 2.8(b) of this Agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the United States Federal Reserve System or any successor thereto.

“Fee Letter” shall mean any letter from Wells, as Administrative Agent, to the Borrower, relating to the facility and administrative fees payable in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Financial Statements” shall have the meaning set forth in Section 3.4(a) of this Agreement.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries, as of any date of determination thereof, for the period of four (4) consecutive fiscal quarters immediately preceding said date of determination taken together as one accounting period, the ratio of (a) the difference between (1) EBITDA for such test period minus (2) cash taxes paid by the Borrower and its Subsidiaries for during such test period divided by (b) the sum of (1) all principal payments due and payable on all indebtedness of the Borrower and its Subsidiaries during the four fiscal quarters immediately following said date of determination plus (2) all interest expense due and payable on all indebtedness of the Borrower and its Subsidiaries during the four fiscal quarters immediately preceding said date of determination, all calculated in accordance with GAAP, consistently applied.

“Funded Debt to EBITDA Ratio” shall mean with respect to the Borrower and its Subsidiaries, the ratio of its Funded Debt to EBITDA.

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (e), (f), (g), (i), (k), (l) and (m) of the definition of “Indebtedness” set forth in this Section 1.1, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Encumbrance on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) any Guaranty of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is legally obligated with respect thereto. Upon closing of the Norian Acquisition, Funded Debt shall include the Norian Obligation for purposes of compliance with Section 5.14(c) of this Agreement but not for purposes of the calculation of the Applicable Margin.

“GAAP” shall mean generally accepted accounting principles, as in effect at the time of application to the provisions hereof, and consistently applied.

“Governmental Authority” shall mean the government of the United States of America, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, the Food and Drug Administration.

“Guaranty” shall mean any guaranty or agreement to be a surety or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligation of another Person.

“Hazardous Materials” shall mean all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, “hazardous wastes,” “hazardous substances” and “contaminants,” as such terms are defined by Environmental Laws.

“Hedge Agreement” shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) any Guaranty of such Person with respect to Indebtedness of the type referred to in this definition of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedge Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all obligations of such Person with respect to all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (l) the principal portion of all obligations of such Person under off-balance sheet financing arrangements and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and is legally obligated or has a reasonable expectation of being liable with respect thereto, provided, however, that Indebtedness shall not include any amount which may be payable to Orteq Limited as set forth in Section 6.11 to this Agreement.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Period” shall have the meaning set forth in Section 2.7(b) of this Agreement.

“Incremental Revolving Credit Increase” shall have the meaning set forth in Section 2.16(a) of this Agreement.

“Judgment” shall have the meaning set forth in Section 7.7 of this Agreement.

“KNC NOR” shall mean KNC NOR Acquisition Sub, Inc., a Delaware corporation, together with its successors and assigns.

“Lenders” or “Lender” shall mean each bank listed on the signature pages hereof, together with its or their successors and permitted assigns, and each Eligible Assignee which becomes a Lender pursuant to Section 10.5 of this Agreement.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on its signature page hereto or in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Rate Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“LIBOR” shall mean,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean, at any time, any Revolving Credit Loan that bears interest at such time at a rate per annum equal to the LIBOR Rate as provided in Section 2.7(a) of this Agreement.

“Loan Account” shall mean any account of the Borrower maintained with the Administrative Agent.

“Loan Documents” shall mean this Agreement, the Notes, the Subsidiary Guaranty Agreement, the Fee Letter, and all other agreements, amendments, modifications, restatements, certificates, financing statements, schedules, reports, notices, and exhibits now or hereafter executed or delivered to the Administrative Agent or any Lender on behalf of the Borrower in connection with any of the foregoing, as may be in effect from time to time.

“Loans” shall mean collectively, the Revolving Credit Loans.

“Material Adverse Effect” shall mean a material adverse effect on (a) the properties, business operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the Borrower’s ability to pay any of the Loans or other Obligations in accordance with the terms of this Agreement, (c) the Administrative Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents, or (d) the legality, validity, binding effect or enforceability against the Borrower or any of its Subsidiaries under any Loan Document to which it is a party.

“Material Contract” shall mean any contract or other agreement, written or oral, of the Borrower or any Subsidiary involving a monetary liability of or to any such Person in an amount in excess of $1,000,000.

“Mortgage” shall mean that certain Secured Commercial Mortgage Loan Note, dated May 25, 2006, from the Borrower to Citibank, F.S.B., pursuant to which the Borrower granted to Citibank, F.S.B. a mortgage lien on the Mortgaged Premises identified therein, together with all documents relating thereto and amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

“Mortgage Loan” shall mean the obligations of the Borrower pursuant to the Mortgage.

“Nerites Asset Purchase Agreement” shall mean the Asset Purchase Agreement dated as of January 28, 2011 among the Borrower, KNC NER Acquisition Sub, Inc. and Nerites Corporation.

“Net Income” shall mean, with respect to the Borrower, as of any date of determination for any test period, all amounts which would be included under net income on an income statement of the Borrower and its Subsidiaries for such test period, all in accordance GAAP.

“Norian Acquisition” shall mean the acquisition of certain assets of Norian Corporation by KNC NOR Acquisition Sub, Inc. pursuant to the Acquisition Agreements.

“Norian Obligation” shall mean the obligation of KNC NOR to Norian Corporation in the amount of $14,000,000 pursuant to the Acquisition Agreements.

“Notes” shall mean the Revolving Credit Notes, and all replacements, amendments, extensions and renewals thereof.

“Notice of Borrowing” shall mean an irrevocable notice provided to the Administrative Agent on a Business Day in the form of Exhibit A of this Agreement.

“Notice of Continuation/Conversion” shall mean an irrevocable notice provided to the Administrative Agent on a Business Day in the form of Exhibit B of this Agreement.

“Obligations” shall mean the obligations and liabilities of the Borrower and the Subsidiaries: (a) to pay the principal, interest (including, the greatest extent permitted by law, post petition interest), fees, charges, expenses, indemnities and any other liabilities under this Agreement and the other Loan Documents in accordance with the terms thereof; (b) to satisfy all of the other direct or indirect liabilities of the Borrower and the Subsidiaries to the Administrative Agent and the Lenders hereunder, whether now existing or hereafter incurred, whether or not evidenced by any note or other instrument, matured or unmatured, direct, absolute or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor including without limitation, any liabilities of the Borrower to any Lender or any Affiliates of any Lender under any Hedge Agreement; (c) to repay the Administrative Agent and the Lenders all amounts advanced by the Administrative Agent and the Lenders at their discretion hereunder or otherwise on behalf of the Borrower and the Subsidiaries to the extent permitted hereunder; and (d) to reimburse the Administrative Agent and the Lenders, on demand, for all reasonable out-of-pocket expenses and costs incurred by the Administrative Agent or any Lender, including the reasonable fees and expenses of their outside counsel, in connection with the negotiation, preparation, amendment, modification, or enforcement of this

Agreement and the documents required hereunder, including all amounts payable under Section 10.7 hereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstandings” shall mean the aggregate unpaid principal balance of the Loans outstanding from time to time hereunder.

“Participant” has the meaning given to such term in clause (d) of Section 10.5 of this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Acquisition” means (i) provided the condition set forth in Section 5.22 of this Agreement are met, the Norian Acquisition, and (ii) any other acquisition by the Borrower or a Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if such acquisition meets all of the following requirements:

(a) no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such acquisition;

(b) the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Borrower or Subsidiary, as applicable, and the Person to be acquired;

(c) the Person or business to be acquired shall be in a line of business permitted pursuant to Section 6.5 of this Agreement;

(d) if such transaction is a merger or consolidation, the Borrower or a Subsidiary shall be the surviving Person and no Change of Control shall have been effected thereby;

(e) the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent and the Required Lenders (through the Administrative Agent) pursuant to Sections 5.20 of this Agreement to be delivered at the time required pursuant to Sections 5.20 of this Agreement;

(f) (i) no later than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower and its Subsidiaries are in compliance on a pro forma basis as of the date of the acquisition and after giving effect thereto with each covenant contained in Section 5.14, and (ii) the Borrower shall have obtained the prior written consent of the Administrative Agent and the required Lenders prior to the consummation of the acquisition unless the Borrower uses its cash on hand for such acquisition or unless the Funded Debt to EBITDA Ratio is less than 2.25;

(g) no later than five (5) Business Days prior to the proposed closing date of such acquisition the Borrower, to the extent requested by the Administrative Agent, (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (C) evidence of receipt of all Governmental Approvals necessary for the consummation of the acquisition;

(h) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition;

(i) no Indebtedness shall be incurred in connection with any acquisition except Revolving Credit Loans approved by the Lenders other than holdbacks for (i) working capital adjustments or (ii) escrows for indemnification obligations, not to exceed twenty percent (20%) of the purchase price to be paid in consideration with such acquisition;

(j) no Encumbrances, other than Permitted Encumbrances shall be permitted in connection with any acquisition and the business and assets acquired in such Permitted Acquisition shall be free and clear of all Encumbrances, other than Permitted Encumbrances;

(k) after giving effect to the acquisition, a minimum of combined cash on hand of the Borrower plus availability under the Revolving Credit Facility shall not be less than $10,000,000; and

(l) the Borrower shall have (i) delivered to the Administrative Agent a certificate of an Authorized Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Subsidiary, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Encumbrances” shall have the meaning set forth in Section 6.3 of this Agreement.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall have the meaning set forth in Section 3.9 of this Agreement.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Rata Share” of each Lender shall mean a share proportional to such Lender’s Commitment Percentage.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Register” shall have the meaning set forth in Section 10.5 of this Agreement.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, Administrative Agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” shall mean, at any time, the Lenders which are in compliance with the obligations under this Agreement and holding in the aggregate at least sixty-six and two thirds percent (66 2/3%) of the Outstandings under all of the Notes, or, if there are no Outstandings, the Lenders having sixty-six and two thirds percent (66 2/3%) of the Commitments.

“Restricted Payments” shall mean (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding by the Borrower or any Subsidiary and any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding, or (iv) any payment to any Affiliate of the Borrower or any Subsidiary or any Person related by common ownership.

“Revolving Credit Facility” shall mean the revolving credit facility established pursuant to Section 2.1 of this Agreement.

“Revolving Credit Commitment” as to any Lender shall mean its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1 hereof in the amount set forth as its Revolving Credit Commitment on Schedule 1.1A of this Agreement, subject to transfer to or purchase from another Lender, as provided in Section 10.5 of this Agreement; and collectively, as to all Lenders, the “Revolving Credit Commitments”.

“Revolving Credit Loans” or “Revolving Credit Loan” shall mean the loans made by the Lenders to the Borrower pursuant to the Revolving Credit Facility.

“Revolving Credit Notes” shall mean the promissory note of the Borrower, together with all replacements, amendments and renewals thereof.

“Revolving Credit Termination Date” shall mean May 25, 2014, or such later date to which such date is extended in writing by the Lenders.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” shall mean, at any time, all Indebtedness of the Borrower or any of its Subsidiaries subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Subsidiary” shall mean as to any Person, any corporation, partnership, limited liability company or other entity of which shares of Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the unconditional guaranty agreement executed by a Subsidiary of the Borrower in favor of the Administrative Agent, for the ratable benefit and the Lenders, which shall be in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Tangible Net Worth” shall mean the aggregate of total stockholders’ equity of the Borrower and its Subsidiaries plus subordinated debt less any intangible assets and less any loans or advances to, or investments in, any related Affiliates (other than Subsidiaries already included in the calculation) or individuals.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Type” shall mean that with respect to the Loans, at the option of the Borrower and subject to the terms of this Agreement, either Base Rate Loans or LIBOR Rate Loans provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

“Uniform Commercial Code” shall mean the Uniform Commercial Code of Pennsylvania, as in effect on the date of this Agreement.

“Wells” shall mean Wells Fargo Bank, National Association, and its successors and assigns.

1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Schedule 5.14 hereof and otherwise to be made under this Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financial Statements. All financial statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP as in effect as of the date of the Financial Statements. If GAAP shall change from the basis used in preparing the Financial Statements, the certificates required to be delivered pursuant to Section 5.2 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If the Borrower shall change its method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

1.3 Other Definitional Terms. Terms not otherwise defined herein which are defined in the Uniform Commercial Code shall have the meanings given them in the Uniform Commercial Code. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

CREDIT ACCOMMODATIONS

2.1 The Revolving Credit Facility.

(a) Generally. Upon the request of the Borrower, each Lender severally agrees, on the terms and conditions hereinafter set forth, to make loans (the “Revolving Credit Loans”) to the Borrower from time to time, commencing on the Closing Date and ending on the Revolving Credit Termination Date, up to an amount equal to that Lender’s Revolving Credit Commitment. Each Revolving Credit Loan shall be made by the Lenders according to their Commitment Percentages and shall not exceed the Lenders’ Revolving Credit Commitments. Subject to the other terms and conditions of this Agreement and within the Lenders’ Revolving Credit Commitments, the Borrower may use the Revolving Credit Facility during the period referred to in the preceding sentence by borrowing, repaying and reborrowing in accordance with the terms of this Agreement. The amount available to be drawn by the Borrower at any time under the Revolving Credit Facility shall be the difference between (i) the Revolving Credit Commitments, and (ii) the sum of the aggregate principal amount of all Revolving Credit Loans then outstanding. The Revolving Credit Facility shall be used for the working capital purposes and general corporate purposes, including Permitted Acquisitions and capital expenditures.

(b) Borrowings. In order to make a Borrowing under the Revolving Credit Facility (other than Borrowings involving continuations or conversions of outstanding Revolving Credit Loans, which shall be requested pursuant to Section 2.15), the Borrower will give the Administrative Agent written notice by the delivery of a Notice of Borrowing, which shall be sent by telecopy (confirmed promptly, and in any event within five (5) Business Days, by the delivery to the Administrative Agent of a Notice of Borrowing manually signed by the Borrower), not later than 11:00 a.m., Philadelphia time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Rate Loans and one (1) Business Day prior to each Borrowing to be comprised of Base Rate Loans; provided, however, that a request for a Borrowing to be made on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified hereinabove, but any Revolving Credit Loans made on the Closing Date shall be made initially as Base Rate Loans. Each Notice of Borrowing shall be irrevocable, and shall specify (a) the aggregate principal amount and initial Type of the Revolving Credit Loans to be made pursuant to such Borrowing, (b) in the case of a Borrowing of LIBOR Rate Loans, the initial Interest Period to be applicable thereto, and (c) the requested Borrowing Date, which shall be a Business Day. Notwithstanding anything to the contrary contained herein:

(i) the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $50,000 or, if greater, an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the aggregate unutilized Revolving Credit Commitments), and the aggregate principal amount of each Borrowing comprised of LIBOR Rate Loans shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof;

(ii) if the Borrower shall have failed to designate the Type of Revolving Credit Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

(iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Rate Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c) Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the proposed Borrowing under the Revolving Credit Facility. Not later than 2:00 p.m., Philadelphia time, on the requested Borrowing Date, each Lender will make available to the Administrative Agent at its office referred to in Section 10.4 (or at such other location as the Administrative Agent may designate) an amount, in immediately available funds, equal to the amount of the Revolving Credit Loan to be made by such Lender. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.2(a) and in like funds as received by the Administrative Agent.

(d) Upon the Administrative Agent’s receipt of a written request by the Borrower to extend the Revolving Credit Termination Date, no greater than one hundred twenty (120) days and no less than thirty (30) days prior to the anniversary of the Closing Date and within such dates for each subsequent anniversary of the Closing Date thereafter (provided the Borrower shall be permitted to request no more than two such requests and the Revolving

Credit Termination Date will in no event be extended beyond May 25, 2016), and provided no Default or Event of Default shall have occurred under this Agreement the Lenders, in their reasonable discretion, will extend the Revolving Credit Termination Date for a period of one (1) year. If the Borrower does not timely request an extension of the Revolving Credit Termination Date, as set forth in this paragraph, then (i) the Revolving Credit Facility shall automatically terminate on the Revolving Credit Termination Date, and (ii) the Lenders shall not be obligated to extend the Revolving Credit Termination Date, as the case may be, as provided in this paragraph.

2.2 Disbursements; Funding Reliance; Domicile of Loans. (a) The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter. Unless the Administrative Agent has received, prior to 2:00 p.m., Philadelphia time, on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share, if any, of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the relevant provisions of Section 2.1, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, at a rate of interest per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation until the date such payment is received by the Administrative Agent, and (ii) in the case of the Borrower, at a rate per annum equal to the Base Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.3 Notes. (a) The Loans made by each Lender shall be evidenced by a Revolving Credit Note of the Borrower to each Lender appropriately completed.

(b) Each Lender will record on its internal records the amount of each loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount of the Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Acceptance relating to such transfer, provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower’s obligations under this Agreement or the Notes. The Lenders’ records as set forth above shall be presumed to be correct absent manifest error.

2.4 Termination and Reduction of Revolving Credit Commitments. (a) The Revolving Credit Commitments shall be automatically and permanently terminated on the Revolving Credit Termination Date unless sooner terminated pursuant to subsection (b) below or Section 8.1.

(b) At any time and from time to time after the date hereof, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Revolving Credit Commitments, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 or, if greater, an integral multiple thereof or such lesser amount as may be remaining. Promptly upon receipt of such notice, the Administrative Agent shall provide the Lenders a copy thereof.

(c) The amount of any termination or reduction made under this Section 2.4 may not thereafter be reinstated. Each reduction of the Revolving Credit Commitments pursuant to this Section 2.4 shall be applied ratably among the Lenders according to their respective Revolving Credit Commitments.

2.5 Mandatory Payment and Prepayment. (a) Except to the extent due or made sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate outstanding principal amount of the Revolving Credit Loans in full on the Revolving Credit Termination Date.

(b) In the event that, at any time, the sum of the aggregate principal amount of all Revolving Credit Loans shall exceed the aggregate Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Revolving Credit Loans in the amount of such excess.

(c) Each payment or prepayment of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.14 to be paid as a consequence thereof.

2.6 Voluntary Prepayment. At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice to the Administrative Agent given not later than 1:00 p.m., Philadelphia time, three (3) Business Days prior to each intended prepayment of LIBOR Rate Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans, provided that (i) each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, (ii) no partial prepayment of LIBOR Rate Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Rate Loans under such Borrowing to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.14 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Rate Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and the Types of the Loans to be prepaid (and, in the case of LIBOR Rate Loans, the specific Borrowing or Borrowings pursuant to which made) and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Promptly upon receipt of such notice, the Administrative Agent shall notify the Lenders thereof.

2.7 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin, or (B) the LIBOR Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.15. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.1 or 2.15, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(iv) no Interest Period shall extend beyond the Revolving Credit Termination Date; and

(v) there shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default under Sections 7.1, 7.5 or 7.8, or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each month commencing May 31, 2011 and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the

Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(f) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Base Rate Loan as to which the interest rate is determined with reference to LIBOR and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined with reference to LIBOR shall be suspended, and (i) in the case of LIBOR Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 2.7(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period; or (ii) in the case of Base Rate Loans as to which the interest rate is determined by reference to LIBOR, the Borrower shall convert the then outstanding principal amount of each such Loan to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR as of the last day of such Interest Period.

(g) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent

shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to LIBOR, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to LIBOR shall be suspended and thereafter the Borrower may select only Base Rate Loans as to which the interest rate is not determined by reference to LIBOR hereunder, (ii) all Base Rate Loans shall cease to be determined by reference to LIBOR and (iii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined by reference to LIBOR for the remainder of such Interest Period.

2.8 Fees. The Borrower agrees to pay:

(a) To the Administrative Agent, for its own account, the annual administrative fee described in any Fee Letter as payable to the Administrative Agent, on the terms, in the amounts and at the times set forth therein.

(b) To the Administrative Agent, for the account of each Lender, pro rata according to its Commitment, a facility fee (the “Facility Fee”) for the period from the date of this Agreement to the Revolving Credit Termination Date, at a rate per annum equal to the Applicable Margin for the Facility Fee on the average daily unused Revolving Credit Commitment of such Lender, payable in arrears (i) on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date, and (iii) on the Revolving Credit Termination Date. As of the Closing Date there is no Fee Letter.

2.9 Method of Payments; Computations. (a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in immediately available funds to the Administrative Agent, for the account of the Lenders (except as otherwise expressed, provided herein as to payments required to be made directly to the Lenders) at its office referred to in Section 10.4, prior to 2:00 p.m., Philadelphia time, on the date payment is due. Any payment made as required hereinabove, but after 2:00 p.m., Philadelphia time, shall be deemed to have been made on the next succeeding Business Day for purposes of calculating interest. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except as set forth in the definition of Interest period, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts. provided, however, that if such next Business Day is after the Revolving Credit Termination Date, such payment shall be due on the preceding Business Day.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 2:00 p.m., Philadelphia time, in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 2:00 p.m., Philadelphia time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected).

(c) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at a rate of interest per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation until the date such payment is received by the Administrative Agent.

(d) Subject to Section 2.11(b), each Lender for whose account any payment is to be made hereunder may, but shall not be obligated to, debit the amount of any such payment not made as and when required hereunder to any ordinary deposit account of the Borrower with such Lender (with prompt notice to the Administrative Agent and the Borrower); provided, however, that (i) the failure to give such notice shall not affect the validity of such debit by such Lender; and (ii) no such direct debit shall be made by any Lender if the Borrower shall have timely paid the full amount or amounts then due to the Administrative Agent.

(e) With respect to each payment hereunder, except as specifically provided otherwise herein or in any of the other Loan Documents, the Borrower may designate by written notice to the Administrative Agent prior to or concurrently with such payment the specific Loans or other Obligations that are to be paid, repaid or prepaid, provided that (i) unless made together with all amounts required under Section 2.14 to be paid as a consequence thereof, a prepayment of a LIBOR Rate Loan may be made only on the last day of the Interest Period applicable thereto, and (ii) each payment on account of any Obligations to or for the account of one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such Obligations owed to them respectively. In the absence of any such designation by the Borrower, or if an Event of Default has occurred and is continuing, such payment shall be applied by the Administrative Agent in the following manner and order: (i) first, to the payment of interest on, and then the principal portion of any Base Rate Loans; (ii) second, to the payment of interest on, and then the principal portion of any LIBOR Rate Loans; and (iii) third, to the payment of any other Obligations as directed by the Required Lenders.

(f) The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Base Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of the Base Rate or the LIBOR Rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error.

(g) The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s Revolving Loan accounts and the Loan Account with the amount of all payments and fees due hereunder to the Lenders and the Administrative Agent as and when such payments become due. The Borrower confirms that any charges which the Administrative Agent may so make to the Borrower’s Revolving Loan accounts and the Loan Account as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion.

2.10 Recovery of Payments. (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by such Administrative Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Lender in question, such Lender will promptly upon receipt of notice thereof from such Administrative Agent, pay such Administrative Agent such amount. If any such amounts are recovered by such Administrative Agent from the Borrower or its representative or successor in interest, such Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.11 Pro Rata Treatment; Sharing of Payments. (a) All fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments (in the case of the initial funding of Revolving Credit Loans pursuant to Section 2.1) or Loans, as applicable from time to time.

(b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise, other than pursuant to Section 2.14 or Section 10.5) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall notify the Administrative Agent and shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim. The Borrower consents to the foregoing and agree, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Increased Costs; Change in Circumstances; Illegality; etc.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any participation in any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.13 of this Agreement and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender, the Borrower will promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

2.13 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. The Borrower shall also indemnify the Administrative Agent, within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by paragraph (g) below; provided that, such Lender shall indemnify the Borrower to the extent of any payment the Borrower makes to the Administrative Agent pursuant to this sentence. In addition, the Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent or any Lender (or its beneficial owners) as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Administrative Agent, pursuant to clause (d), documentation evidencing the payment of Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Borrower pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Indemnification of the Administrative Agent. Each Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (g). The agreements in paragraph (g) shall survive the resignation and/or replacement of the Administrative Agent.

(h) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitments.

2.14 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

2.15 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice by the delivery of a Notice of Continuation/Conversion, which shall be sent by telecopy (confirmed promptly, and in any event within five (5) Business Days, by the delivery to the Agent of a Notice of Conversion/Continuation manually signed by the Borrower), not later than 11:00 a.m., Philadelphia time, three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Rate Loans, such LIBOR Rate Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof).

2.16 Increase in Commitments.

(a) Request for Increase. Provided that all of conditions precedent set forth in this Section 2.16 have been met (as determined by the Administrative Agent), upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Commitments by an amount (for all such requests) not exceeding $15,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three (3) such requests (any such increase, an “Incremental Revolving Credit Increase”). Any Incremental Revolving Credit Increase shall be subject to all the terms and conditions of this Agreement. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than twenty (20) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its applicable Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, it being understood that no Lender is required to increase its Commitment. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct on and as of the Increase Effective Date, except that the representations and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Lenders pursuant to Section 5.2 of this Agreement, and (B) no Default or Event of Default shall exist on the Increase Effective Date before or after giving effect to the increase in the Commitments. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.14) to the extent necessary to keep the outstanding Commitments ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(f) Amendment Documents. In connection with any increase in the Commitments, the Borrower shall enter into any amendments to the Loan Documents as may be required by the Administrative Agent and the Lenders to reflect such increase and the Borrower shall deliver to the Administrative Agent all documents, certificates and opinions as may be reasonably required by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lenders to execute and deliver this Agreement and to make the Loans available to the Borrower, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

3.1 Existence; Authorization. The Borrower and each Subsidiary is duly organized and validly existing and subsisting in the jurisdiction of its organization and is duly qualified and authorized to do business in all other jurisdictions wherein the nature of its business requires such qualification. The Borrower and each Subsidiary has the power to own its properties and to carry on its business as now conducted. The execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate or other organizational proceedings on the part of the Borrower and each Subsidiary. The Subsidiaries of the Borrower are set forth on Schedule 3.1 of this Agreement.

3.2 Compliance with Laws and Other Agreements. The Borrower and each Subsidiary is in compliance with all laws, rules, regulations, judgments, decrees, orders,

agreements and requirements which affect in any material way the Borrower or any Subsidiary, its assets or the operation of its business and has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation, judgment, decree, order, agreement, or other governmental requirement. The Borrower and each Subsidiary is in compliance with any other credit agreement, indenture, mortgage, agreement or other instrument to which it is a party or otherwise subject, and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute an event of default under any such instrument. The Borrower has no notice or knowledge of any violation of any statute, ordinance, regulation, restrictive covenant or other restriction applicable to the Borrower or any Subsidiary, except for violations, if any, which the Borrower has disclosed to the Administrative Agent in writing and are proceeding in good faith to remove or correct.

3.3 No Conflict; Governmental Approvals. The execution, delivery, and performance of this Agreement and each of the Loan Documents by the Borrower or any Subsidiary will not (a) conflict with, violate, constitute a default under, or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other agreement which affects the Borrower or any Subsidiary, or (b) conflict with or result in a breach of any provision of the articles of incorporation, by-laws and other organizational documents of the Borrower or any Subsidiary. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any Governmental Authority or regulatory body is required to be obtained or made by the Borrower or any Subsidiary for the due execution, delivery and performance of this Agreement or any of the Loan Documents, except such as have been duly obtained or made prior to the Closing Date and are in full force and effect as of the Closing Date (copies of which have been delivered to the Administrative Agent on or before the Closing Date).

3.4 Financial and Other Information.

(a) The Borrower has delivered to each Lender true, correct and complete copies of the balance sheet of the Borrower, as of June 30, 2010, and related statement of income for the period then ended, together with notes thereto and the unqualified opinion thereon. Those financial statements (“Financial Statements”) present fairly the financial position of the Borrower for the period then ended in conformity with GAAP.

(b) Neither the Borrower nor any Subsidiary has any Indebtedness other than as set forth in Schedule 6.2 of this Agreement.

(c) Except as set forth in Schedule 6.11 of this Agreement, neither the Borrower nor any Subsidiary has any “investment” (as such term is defined under GAAP), whether by stock purchase, capital contribution, loan, advance, purchase of property or otherwise, in any Person, other than as shown in the Financial Statements.

3.5 Taxes. Neither the Borrower or any Subsidiary is delinquent in payment of any income, property or other tax, except for any delinquency in the payment of a tax which is contested in good faith by the Borrower and for which appropriate reserves have been established in accordance with GAAP.

3.6 Encumbrances and Guaranties.

(a) All properties and assets of the Borrower and each Subsidiary are owned by the Borrower or such Subsidiary, as applicable, free and clear of all Encumbrances except: (i) those for taxes or other government charges either not yet delinquent or the nonpayment of which is permitted by Section 3.5 of this Agreement; (ii) those not arising in connection with Indebtedness that do not materially impair the use or value of the properties or assets of such Person in the conduct of its businesses; (iii) Encumbrances whose release and termination is evidenced by the Borrower’s delivery to the Administrative Agent of appropriate documents on the Closing Date; (iv) those created pursuant to the Loan Documents; and (vi) Encumbrances permitted under Section 6.3 of this Agreement.

(b) Except as set forth on Schedule 6.2, and those permitted under Section 6.2 of this Agreement, neither the Borrower nor any Subsidiary is obligated under any Guaranty.

3.7 Material Adverse Change. Since June 30, 2010, there has not been any material adverse change in the business, properties, operations or financial condition of the Borrower or any Subsidiary. The Borrower does not know of any fact (other than matters of a general economic or political nature) which would have a Material Adverse Effect.

3.8 Margin Securities. None of the assets of the Borrower or any Subsidiary include any “margin securities” within the meaning of Regulations U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221), and neither the Borrower nor any Subsidiary has any present intention of acquiring any margin security.

3.9 ERISA. The provisions of each employee benefit plan as defined in Section 3(3) of ERISA (“Plan”) maintained by the Borrower or any Subsidiary complies with all applicable requirements of ERISA and of the Code, and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any Plan; no Plan to which Section 4021 of ERISA applies has been terminated; no Plan has incurred any liability to the PBGC as provided in Sections 4062, 4063 and 4064 of ERISA; no Plan has been involved in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code; and there are no unfunded benefit liabilities within the meaning of ERISA with respect to any Plan.

3.10 Pending Litigation. Except as set forth on Schedule 3.10, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary before any court, arbitrator or administrative or governmental body which, in the aggregate, would reasonably be expected to adversely affect any action taken or to be taken by the Borrower or any Subsidiary under this Agreement and the other Loan Documents or which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.11 Valid, Binding and Enforceable. This Agreement and the other Loan Documents have been duly and validly executed and delivered by the Borrower and the other parties thereto (other than the Administrative Agent and the Lenders) and constitute the valid and legally binding obligations of the Borrower and such other parties enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

3.12 Environmental Matters.

(a) The Borrower and each Subsidiary has performed all of its obligations under, has obtained all necessary approvals, permits, authorizations and other consents required by, and is not in material violation of, any Environmental Laws.

(b) Neither the Borrower nor any Subsidiary has received any notice, citation, summons, directive, order or other communication, written or oral, from, nor has knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other Person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials within, on, from, related to, or affecting any real property owned or occupied by the Borrower or any Subsidiary.

(c) No property owned or to the Borrower’s knowledge occupied by the Borrower or any Subsidiary has ever been used to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Materials in violation of any Environmental Laws.

(d) There are no Hazardous Materials within, on or under any real property owned or to the Borrower’s knowledge occupied by the Borrower or any Subsidiary in violation of any Environmental Laws.

3.13 No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower or by any other party to the Administrative Agent or the Lenders in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3.14 Adverse Contracts. Neither the Borrower nor any Subsidiary is party to or bound by (nor is any of its properties affected by) any contract or agreement, or subject to any order, writ, injunction or decree to other action of any court or any governmental department, commission, bureau, board or other administrative agency or official, or any charter or other corporate or contractual restriction, which, either individually or in the aggregate, could have a Material Adverse Effect. The Borrower nor any Subsidiary is a party to any contract or agreement with any Affiliate the terms of which are not commercially reasonable or are less favorable to it than it would obtain in a comparable arm’s length transaction with a person other than an Affiliate.

3.15 Solvency. The Borrower and each Subsidiary is Solvent.

3.16 Acquisition Agreement. The Borrower has furnished to the Bank true, correct and complete copies of the Acquisition Agreement and all exhibits and agreements relating to the acquisition of the Conveyed Assets thereunder.

3.17 Conveyed Assets. The Borrower will acquire on the date of closing of the Norian Acquisition pursuant to the Acquisition Agreement all of the “Conveyed Assets” (as such terms are defined therein), free and clear of all Encumbrances, other than the Encumbrance in favor of Norian Corporation permitted pursuant to Section 6.3(h) of this Agreement.

3.18 Material Contracts. Schedule 3.18 sets forth a complete and accurate list of all Material Contracts of the Borrower and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 3.18, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the Borrower and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 3.18 or any other Schedule hereto. Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

3.19 Intellectual Property Matters. The Borrower and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and to the best of their knowledge, neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

ARTICLE IV

CONDITIONS PRECEDENT TO THE OBLIGATIONS

OF THE ADMINISTRATIVE AGENT AND THE LENDERS

The obligations of the Administrative Agent and the Lenders hereunder are conditioned upon the satisfaction by the Borrower of the following conditions precedent:

4.1 Documents to be Delivered by the Borrower at Closing. The Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders at the Closing the following, in each instance in form and substance satisfactory to the Administrative Agent and the Lenders:

(a) This Agreement duly executed by the Borrower;

(b) The Revolving Credit Notes duly executed by the Borrower;

(c) Evidence of the Borrower having complied with those covenants regarding insurance as are contained in this Agreement and the other Loan Documents;

(d) Resolutions or other similar action, duly adopted by the Borrower authorizing the execution, delivery, and performance of this Agreement, and the other Loan Documents, certified by an authorized officer of the Borrower to be true, correct, and complete and in full force and effect as of the Closing Date;

(e) A copy of the articles of incorporation and by-laws for the Borrower, each certified by the Borrower to be true, correct, and complete and in full force and effect as of the Closing Date;

(f) Copies of certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization of the Borrower and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a material adverse effect;

(g) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every Governmental Authority and regulatory body which is required to be obtained or made by the Borrower, for the due execution, delivery and performance of this Agreement and the other Loan Documents;

(h) A satisfactory review by the Administrative Agent of the Borrower’s most recent Food and Drug Administration audits;

(i) All certificates, instruments and other documents required to be delivered pursuant to any Loan Documents;

(j) Searches of Uniform Commercial Code filings in the appropriate jurisdictions of the Borrower, copies of financing statements on file in such jurisdictions and evidence that no Encumbrances exist other than Permitted Encumbrances;

(k) The opinion of Katten Muchin Rosenman LLP, counsel for the Borrower, dated as of Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and their counsel;

(l) The receipt by the Administrative Agent from the Borrower of the Borrower’s most recent accounts receivable aging and a detailed inventory;

(m) Evidence of the payment of all fees required to be paid hereunder on the Closing Date;

(n) True and correct copies of the Acquisition Agreement, together with all exhibits, schedules, appendices, amendments, modifications and supplements thereto; and

(o) Such other documents, instruments, and agreements as the Administrative Agent and the Lenders may reasonably request.

4.2 Conditions Precedent to Making Loans. The Lenders shall not be obligated to make any Loan hereunder unless:

(a) As of the date of the proposed advance, no Default or Event of Default has occurred and is continuing;

(b) The representations and warranties contained in Article III are true and correct on the date of the proposed advance, except that the representations and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Administrative Agent and the Lenders pursuant to Section 5.2 of this Agreement;

(c) The Borrower shall have delivered to the Administrative Agent a Notice of Borrowing; and

(d) The Borrower has delivered to the Administrative Agent, upon its request, a certificate executed by the chief executive officer or chief financial officer of the Borrower confirming the statements made in paragraphs (a) and (b) above.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that from the date hereof and until satisfaction in full of the Obligations, and termination of the Commitments, unless the Administrative Agent at the direction of the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries, to:

5.1 Use of Proceeds. Use the proceeds of the borrowings hereunder only for the purposes specified in Sections 2.1 of this Agreement.

5.2 Financial Statements. Furnish to each Lender:

(a) within one hundred and twenty (120) days after the end of each fiscal year, the consolidated financial statements of the Borrower and its Subsidiaries, including a balance sheet, statement of income, statement of cash flows and such other financial statements in such detail as the Administrative Agent and the Lenders may reasonably request which shall present fairly the financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of its operations and cash flows during such year, in accordance with GAAP, and shall be audited and accompanied by the unqualified opinion of Deloitte & Touche or such other independent public accountant reasonably acceptable to the Administrative Agent and the Lenders (“CPA”), together with the consolidating financial statements of the Borrower and its Subsidiaries, and a copy of any management letter prepared by the CPA in connection with such financial statements;

(b) not later than September 30 of each year, the updated budget projections of the Borrower and its Subsidiaries for its current fiscal year;

(c) within sixty (60) days after the end of each fiscal quarter, the consolidated and consolidating financial statements of the Borrower and its Subsidiaries, including a balance sheet, statement of income, statement of cash flows and such other financial statements in such detail as the Administrative Agent and the Lenders may reasonably request, which shall present fairly the financial position of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the results of their operations during such quarter, in accordance with GAAP, certified by the chief financial officer of the Borrower;

(d) concurrently with the delivery of the financial statements required by subsection (a) and (c) above, a Compliance Certificate certifying that the Borrower and its Subsidiaries is in compliance with all the terms and conditions of this Agreement;

(e) promptly, and in any event within five (5) Business Days, after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly, and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and

(g) such other financial information as the Administrative Agent and the Lenders shall reasonably request.

5.3 Ordinary Course of Business; Records. Conduct its business only in the ordinary course and keep accurate and complete books and records of its assets, liabilities and operations consistent with sound business practices and in accordance with GAAP.

5.4 Information for the Administrative Agent and the Lenders. Make available during normal business hours for inspection by the Administrative Agent or any Lender or any of their designated representatives, upon prior written notice, any of its financial books and records when reasonably requested by the Administrative Agent or any Lender to do so, and furnish the Administrative Agent or any Lender any information reasonably requested regarding its operations, business affairs and financial condition within a reasonable time after the Administrative Agent or such Lender gives written notice of its request therefor. In particular, and without limiting the foregoing, the Borrower shall permit, during normal business hours, and upon not less than five (5) Business Days prior written notice, representatives of the Administrative Agent’s or any Lender’s Audit Department to make such periodic inspections of books, records and assets of the Borrower and its Subsidiaries as such representatives deem necessary and proper. Prior written notice hereunder need not be given by the Administrative Agent or any Lender to the Borrower if an Event of Default shall exist under this Agreement.

5.5 Insurance. Carry at all times in financially sound and reputable insurers insurance against such other hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times. The Borrower shall from time to time, upon request by the Administrative Agent, promptly furnish or cause to be furnished to the Administrative Agent evidence, in form and substance satisfactory to the Administrative Agent, of the maintenance of all insurance required to be maintained hereby, including, without limitation, such originals or copies as the Administrative Agent may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

5.6 Maintenance. Maintain its equipment, real property and other properties in good condition and repair (normal wear and tear excepted) and pay and discharge the cost of repairs thereto or maintenance thereof.

5.7 Taxes/Other Charges. Pay, all taxes, assessments, charges and levies imposed upon it or on any of its property, or which it is required to withhold and pay over, and pay all lawful claims for labor, materials and supplies, or otherwise and provide evidence of payment thereto to the Administrative Agent if the Administrative Agent so requests; except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside on its books established in accordance with GAAP so long as such nonpayment does not constitute or result in an Event of Default or Default and the failure to pay does not result in the foreclosure of any lien resulting from the non payment of such taxes.

5.8 Leases. Pay, all rent or other sums required by every lease to which it is a tenant as the same becomes due and payable, perform all its obligations as tenant or lessee thereunder except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside in accordance with GAAP and keep all such leases at all times in full force and effect during the terms thereof.

5.9 Existence; Certain Rights; Laws. Do all things necessary to preserve and keep in full force and effect: (a) its existence; (b) in each jurisdiction in which it conducts business, the right to conduct such business and qualify and remain qualified as a foreign corporation or other entity where the nature and scope of its activities require it to so qualify; and (c) all its material licenses, permits, rights, patents, trademarks, trade names and franchises and comply with all present and future Applicable Laws and maintain in full force and effect all Governmental Approvals.

5.10 Notice of Litigation or Other Matters. Promptly (but in no event later than two (2) Business Days after an Authorized Officer of the Borrower obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses;

(c) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof;

(e) any attachment, judgment, lien, levy or order that may be assessed against or threatened against the Borrower or any Subsidiary thereof for an amount in excess of $100,000;

(f) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound; and

(h) any event which makes any of the representations set forth in Article III inaccurate in any respect.

Each notice pursuant to this Section 5.10 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.10 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

5.11 Indebtedness. Pay or cause to be paid when due (or within applicable grace periods) all Indebtedness.

5.12 Compliance with Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, or terminate any Material Contract if such termination would have a Material Adverse Effect.

5.13 ERISA. Maintain each Plan in material compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code. As promptly as practicable (but in any event not later than ten days) after the Borrower or any Subsidiary receives from the PBGC a notice of intent to terminate any Plan or to appoint a trustee to administer any Plan, after the Borrower or any Subsidiary has notified the PBGC that any reportable event, as defined in Section 4043 of ERISA, with respect to any Plan has occurred, or after the Borrower or any Subsidiary has provided a notice of intent to terminate to each affected party, as defined for purposes of Section

4041(a)(2) of ERISA, with respect to any Plan, a certificate of the chief executive officer of the Borrower shall be furnished to the Administrative Agent setting forth the details with respect to the events resulting in such reportable event, as the case may be, and the action which the Borrower or Subsidiary proposes to take with respect thereto, together with a copy of the notice of intent to terminate or to appoint a trustee from the PBGC, of the notice of such reportable event or of the Borrower’s or Subsidiary’s notice of intent to terminate, as the case may be.

5.14 Financial Covenants. Observe the following financial covenants:

(a) Tangible Net Worth at all times, of not less than $35,000,000, such amount to automatically increase by the amount of each Incremental Revolving Credit Increase, measured at the end of each calendar quarter on a rolling four quarter basis.

(b) A Fixed Charge Coverage Ratio at all times of not less than 1.50:1.00 prior to repayment of the Indebtedness secured by the Mortgage and 1.25:1.00 after repayment of the Indebtedness secured by the Mortgage, in each case measured at the end of each calendar quarter on a rolling four quarter basis.

(c) A Funded Debt to EBITDA Ratio at all times of not more than 3.00:1.00, measured at the end of each calendar quarter on a rolling four quarter basis.

5.15 Compliance with Environmental Laws. Comply fully, with all Environmental Laws, except where the failure to comply would not result in a Material Adverse Effect, and not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in compliance with all Environmental Laws.

5.16 Deposit Accounts. Maintain Wells as its primary depository bank, including without limitation, treasury management services.

5.17 Further Actions. Cooperate and join with the Lenders and the Administrative Agent, except where the failure to comply would not result in a Material Adverse Effect, at its own expense, in taking all such further actions as the Administrative Agent and the Lenders, in their sole judgment, shall deem reasonably necessary to effectuate the provisions of the Loan Documents.

5.18 Revisions or Updates to Schedules. If any of the information or disclosures provided on any of Schedules 3.1, 3.10, 3.18, 6.2, 6.3 or 6.11, originally attached hereto become outdated or incorrect in any material respect, the Borrower shall deliver to the Administrative Agent and the Lenders as part of the compliance certificate required pursuant to Section 5.2(d) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s), provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

5.19 Management. Furnish to Bank within thirty (30) days of any election or appointment of officers or directors, written notice of any change in the persons who from time to time become officers and directors of the Borrower and retain executive management personnel at all times satisfactory to the Lender, it being understood that present management is satisfactory.

5.20 Subsidiaries.

(a) Subsidiary Guaranty. (i) Deliver to the Administrative Agent no later than sixty (60) days from the Closing Date, the Subsidiary Guaranty Agreement, in the form of Exhibit E to this Agreement duly executed by each of the Borrower’s Subsidiaries, together with such documents and certificates referred to in Section 4.1 with respect to each Subsidiary as may be reasonably requested by the Administrative Agent and (ii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Subsidiaries. Until the Borrower and the Subsidiaries have delivered to the Administrative Agent the foregoing, the Borrower shall not request any Revolving Credit Loans under this Agreement.

(b) Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Subsidiary in connection with a Permitted Acquisition and simultaneously with the closing of such Permitted Acquisition, cause such Person to (i) execute and deliver a Subsidiary Guaranty Agreement or deliver to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 5.20, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 5.20).

5.21 Parity Terms and Conditions. The Borrower and each Subsidiary shall notify the Administrative Agent in writing prior to entering into any agreement or amending or modifying an existing agreement of the Borrower or such Subsidiary, if any such, agreement, amendment or modification will contain (A) covenants that are more restrictive, (B) events of default which are additional, or (C) remedies which are different, in each case, than those contained in this Agreement. Effective upon the Borrower’s or any Subsidiary’s entry into any such agreement, amendment or modification, and as long as any such agreement, amendment or modification is effective, the corresponding covenants, terms and conditions of this Agreement shall, unless otherwise agreed to by the Administrative Agent, be deemed to be automatically and immediately amended to conform with and to include the applicable covenants, terms and/or conditions thereof. The Borrower hereby represents and warrants to the Administrative Agent that it is of the belief that it is not party to any such agreement on the Closing Date that contains more restrictive covenants than those contained in this Agreement. The Borrower hereby agrees, and shall cause each Subsidiary, as applicable, to promptly to execute and deliver any and all such documents and instruments and to take all such further actions as the Administrative Agent may, reasonably, deem necessary or appropriate to effectuate the provisions of this Section 5.21.

5.22 Norian Acquisition. The Borrower shall deliver to the Administrative Agent prior to consummation of the Norian Acquisition, the Acquisition Agreement and the Security Agreement between Norian Corporation and KNC NOR pursuant to which KNC NOR shall grant an Encumbrance on the “Collateral” (as defined therein) and the related uniform commercial code financing statement, in substantially the form of the drafts previously provided to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that from the Closing Date until satisfaction in full of the Obligations and termination of the Commitments, the Borrower shall not, and shall not permit any Subsidiary to, do any one or more of the following, without first obtaining the written approval of the Administrative Agent at the direction of the Required Lenders, such approval not to be unreasonably withheld or delayed:

6.1 Fundamental Changes.

(a) Liquidate, wind-up or dissolve, or enter into or effect any merger, consolidation, share exchange, division, conversion, reclassification, recapitalization, reorganization or other transaction of like effect, consolidate with or into any Person, or enter into a joint venture with any Person, or take any other action of a similar nature except that a Subsidiary may merge into the Borrower;

(b) Sell, transfer, lease or otherwise dispose of all or any part of its assets except for (i) the sales of equipment up to an aggregate amount not to exceed $1,000,000 in net book value, (ii) the sale of obsolete, worn-out or surplus assets no longer used or usable in its business, and (iii) the sale of inventory in the normal course of business;

(c) Alter, amend or modify its articles of incorporation or by-laws, or other equivalent organizational document or form of organization, or fiscal year, legal name or status;

(d) Acquire or purchase the business or the assets of any Person, except as permitted by Section 6.11(c) of this Agreement; or

(e) Have any Subsidiary, except for the Subsidiaries set forth on Schedule 3.1 of the Agreement and as permitted by Section 6.11(c) of this Agreement in connection with a Permitted Acquisition.

6.2 Indebtedness or Guaranties. Incur, create, assume or have any Indebtedness or Guaranty, except:

(a) The Loans;

(b) The Indebtedness in connection with any Hedge Agreement entered into in order to manage existing or anticipated interest rate risk on the Loans;

(c) Indebtedness for Capital Lease Obligations or Indebtedness under agreements for the installment purchase of equipment (“Purchase Money Indebtedness”) in an aggregate amount not to exceed $1,000,000 provided that no Default or Event of Default has occurred under this Agreement and no Default or Event of Default would occur as the result of the incurrence of such Indebtedness;

(d) Subordinated Debt subordinated to the Loans on terms satisfactory to the Administrative Agent and the Lenders;

(e) The Mortgage Loan;

(f) The Indebtedness and Guaranties set forth on Schedule 6.2;

(g) Indebtedness arising from the endorsement of instruments or items of payment for deposit and instrument netting services, overdraft protection and other similar arrangements in connection with deposit accounts in the ordinary course of business that are promptly repaid;

(h) Indebtedness in respect of bid, performance or surety, appeal or similar bonds issued for the account of Borrower or its Subsidiaries and completion guarantees provided in the ordinary course of business; and

(i) The Norian Obligation in an amount not to exceed $14,000,000 pursuant to the Acquisition Agreements.

6.3 Encumbrances. Create or allow any Encumbrances to be on or otherwise affect any of its Property or assets except (“Permitted Encumbrances”):

(a) Encumbrances in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(b) Encumbrances for taxes, assessments and other governmental charges incurred in the ordinary course of business which are not yet due and payable;

(c) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance or other social security obligations;

(d) Good faith pledges or deposits made in the ordinary course of business to secure performance of tenders, contracts (other than for the repayment of Indebtedness) or leases or to secure statutory obligations or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e) Encumbrances of mechanics, materialmen, warehousemen, carriers or other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(f) Encumbrances securing Purchase Money Indebtedness permitted under Section 6.2(c), provided that (i) no other covenants of this Agreement are thereby violated and (ii) no equipment other than the equipment so acquired secures such Indebtedness;

(g) “Permitted Encumbrances” as that term is defined in the Mortgage;

(h) Encumbrances by KNC NOR to Norian Corporation on the “Collateral” as defined in the Security Agreement between Norian Corporation and KNC NOR pursuant to the Norian Acquisition; and

(i) Encumbrances disclosed on Schedule 6.3 of this Agreement.

6.4 Sales and Lease-Backs. Sell, transfer or otherwise dispose of any property, real or personal, now owned or hereafter acquired, with the intention of directly or indirectly taking back a lease on such property.

6.5 Change in Business. Engage in any business other than the business conducted on the Closing Date and businesses reasonably related thereto.

6.6 Sale or Discount of Receivables. Sell any notes receivable or accounts receivable, with or without recourse.

6.7 ERISA. (a) Terminate any Plan maintained to which Section 4021 of ERISA applies; (b) Allow the value of the benefits guaranteed under Title IV of ERISA to exceed the value of assets allocable to such benefits; or (c) Incur a withdrawal liability within the meaning of Section 4201 of ERISA.

6.8 Restricted Payments. Declare or pay or make, or incur any liability to declare, make or pay, or cause to permit to be made or paid, any Restricted Payment if a Default or Event of Default shall exist under this Agreement or would occur as a result of such payment.

6.9 Compliance with Federal Reserve Board Regulations. (i) Use any of the proceeds of the Loans, directly or indirectly, for the purposes of purchasing or carrying any “margin security” within the meaning of Regulations U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221), (ii) use any of the proceeds of the Loans, directly or indirectly, for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve a violation of Regulation X of such Board (12 C.F.R. 224), or (iii) take or permit to be taken any other action which would result in the Loans or the consummation of any of the other transactions contemplated hereby being violative of such regulations or any other regulation of such Board.

6.10 Negative Pledge. Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Encumbrances upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except pursuant to this Agreement.

6.11 Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a) Investments existing on the Closing Date and described on Schedule 6.11;

(b) Investments in cash and Cash Equivalents and other Investments by the Borrower in accordance with its internal investment policy, a copy of which has been furnished to the Administrative Agent;

(c) Investments by the Borrower in the form of Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a part of the Borrower or a Subsidiary in the manner contemplated by Section 5.20(b);

(d) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $1,000,000 in the aggregate (determined without regard to any write-downs or write-offs of such loans or advances); and

(e) Intercompany loans by the Borrower to a Subsidiary or a Subsidiary to another Subsidiary.

6.12 Affiliate Transactions. Enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of the Borrower, or other Person) unless such transaction is entered into in the ordinary course of business upon terms that are fair and commercially reasonable and at arm’s length with respect to the Borrower.

ARTICLE VII

EVENTS OF DEFAULT

An event of default (“Event of Default”) under this Agreement shall be deemed to exist if any one or more of the following events occurs and is continuing, whatever the reason therefor:

7.1 Borrower’s Failure to Pay. The Borrower fails (i) to pay any amount of principal when and as required to be paid herein, or (ii) to pay within five (5) Business Days after the same shall become due, interest, fees or other sums as and when due under this Agreement or any of the Loan Documents.

7.2 Breach of Certain Covenants or Conditions. The Borrower or any Subsidiary fails to perform or observe any term, covenant, agreement or condition contained in Section 5.1, 5.9, 5.10, 5.12, 5.14, 5.19, 5.20, 5.21, 5.22 or in Article VI of this Agreement or in similar provisions of any other Loan Document.

7.3 Breach of Other Covenants or Conditions. The Borrower or any Subsidiary fails to perform or observe or is in violation or non-compliance with any term, covenant, agreement or condition in this Agreement or any of the other Loan Documents (other than as specifically provided for in this Section), and has not remedied and fully cured such non-performance, non-observance, violation of or non-compliance within thirty (30) days after the earlier of (i) the date the Borrower or any Subsidiary has knowledge of such violation, or (ii) the date the Borrower has written notice from the Administrative Agent; provided that during such thirty (30) day period the Lenders’ obligations to make further Loans shall be suspended.

7.4 Defaults in Other Agreements. The Borrower or any Subsidiary fails to perform or observe any term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in (i) any other agreement applicable to the Borrower or any Subsidiary or by which it is bound relating to Indebtedness in excess of $1,000,000 which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, or (ii) any agreement the Borrower or any Subsidiary has with any Lender, including any Hedge Agreement with any Lender or any affiliate of any Lender.

7.5 Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of the Borrower or any Subsidiary or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

7.6 False Warranties; Breach of Representations. Any financial statement or any warranty or representation made by the Borrower or any Subsidiary in this Agreement or any other Loan Document or in any certificate or other writing delivered under or pursuant to this Agreement or any other Loan Document, or in connection with any provision of this Agreement or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect on the date as of which made.

7.7 Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against the Borrower or any Subsidiary (such judgment(s) and order(s) hereinafter collectively referred to as (“Judgment”): (a) for payment of money, which Judgment, in the aggregate, exceeds Two Million Dollars ($2,000,000) outstanding at any one time, which is not fully covered by an insurance policy with a solvent insurance company; or (b) for injunctive or declaratory relief which would have a material adverse effect on the ability of the Borrower or any Subsidiary to conduct its business, and such Judgment is not discharged or execution thereon or enforcement thereof stayed pending appeal, within sixty (60) days after entry or issuance thereof, or, in the event of such a stay, such Judgment is not discharged within sixty (60) days after such stay expires.

7.8 Bankruptcy or Insolvency.

(a) The Borrower or any Subsidiary becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing its inability to pay, its debts as they become due or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower or any Subsidiary, as the case may be, or a substantial part of its property, or makes a general assignment for the benefit of creditors.

(b) The Borrower or any Subsidiary commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding.

(c) Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower or any Subsidiary, and such involuntary case or proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief is entered in any such case or proceeding.

(d) A trustee, receiver, or other custodian is appointed for the Borrower or any Subsidiary or a substantial part of its property.

7.9 Material Adverse Change. In the determination of Administrative Agent and the Lenders in their sole discretion a material adverse change shall have occurred or any event or circumstances shall have occurred which gives reasonable grounds to conclude that the Borrower or any Subsidiary will not be able to perform or observe in the normal course its obligations under this Agreement or the other Loan Documents.

7.10 Change of Control. Any Change of Control shall occur or the Borrower (directly or indirectly) shall cease to own one hundred percent (100%) of the Capital Stock of each of the Subsidiaries.

7.11 Affiliates. There shall be a default in any agreement between any Affiliate of the Borrower with the Administrative Agent or the Lenders, which shall not be remedied within the period of time (if any) within which such agreement permits such default to be remedied.

ARTICLE VIII

REMEDIES

8.1 Further Advances; Termination of Commitment, Acceleration; etc. Upon the occurrence of any one or more Events of Default:

(a) if such event is an Event of Default specified in Section 7.8 of this Agreement, automatically the Commitments shall immediately terminate and the Loans, together with all accrued interest thereon and all other amounts owing under this Agreement, Notes and the other Loan Documents, shall immediately become due and payable, as shall all other of the Obligations to the Administrative Agent and any of the Lenders, and the Loans shall accrue interest at the Default Rate;

(b) if such an event is an Event of Default specified in Section 7.1 through 7.7 or 7.9 through 7.11 of this Agreement, the Administrative Agent shall upon written request of the Required Lenders, take any one or more of the following actions:

(i) declare the Commitments to be reduced to zero and terminated forthwith, whereupon the Commitments shall immediately terminate;

(ii) declare the Loans together with all accrued interest thereon and all other amounts owing under this Agreement, the Notes and the other Loan Documents, as well as all other of the Obligations of the Borrower to the Administrative Agent and any of the Lenders (except for Obligations under any Hedge Agreement which shall be governed by the terms of such Hedge Agreement), to be due and payable forthwith, whereupon the same shall immediately become due and payable; presentment, demand, protest and all other notices of any kind in connection with any Event of Default or acceleration are hereby expressly waived by the Borrower;

(iii) increase the rate of interest on the Loans to the Default Rate;

(iv) take such other remedies as may be available to the Administrative Agent and Lenders under applicable law.

8.2 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. For such purpose each Lender shall have, and each Borrower hereby grants to each Lender, a first lien on and assigns all right and title and interest in all such deposits as security. Each Lender is hereby authorized to charge any such account or indebtedness for any amounts due to Lender. The Borrower hereby confirms each Lender’s lien on such accounts and right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such lien and right of set-off. The rights of each Lender and their respective affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 2.11.

8.3 Further Remedies. Upon the occurrence of any one or more Events of Default, the Administrative Agent may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Administrative Agent and the Lenders in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

ARTICLE IX

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower nor any Subsidiary has any rights as a third party beneficiary of any of such provisions. The Administrative Agent shall hold all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any other Loan Document for the ratable benefit of the Lenders.

9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.9 and 8.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through anyone or more sub-Administrative Agents appointed by the Administrative Agent. The Administrative Agent and any such sub-Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrower (if no Default or Event of Default shall have occurred and or be continuing), to appoint a successor, which shall be a bank with an office in Philadelphia, Pennsylvania, or an affiliate of any such bank with an office in Philadelphia, Pennsylvania. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.7 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 Actions with Respect to Defaults. In addition to the Administrative Agent’s right to take actions on its own accord as permitted under this Agreement, the Administrative Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

9.9 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (a) as specifically provided in this Agreement or any other Loan Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE X

MISCELLANEOUS

10.1 Waivers. The Borrower and each Subsidiary hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment, except as required in this Agreement. No delay or omission of the Administrative Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Administrative Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

10.2 JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER, EACH SUBSIDIARY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTOR OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

10.3 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES. Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in any state or federal court of the State of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.4, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

10.4 Notices. Every notice and communication under this Agreement and the other Loan Documents shall be in writing and shall be given by either (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii) and (iii) of this sentence, to the following addresses:

If to the Borrower or any Subsidiary:

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, PA 19341

Attention: Michael Celano, Chief Financial Officer

Fax: 484-713-2901

With a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661-3693

Attention: Jeffrey L. Elegant, Esquire

Fax: 312-577-4676

If to the Administrative Agent:

Wells Fargo Bank, National Association

Suburban Philadelphia RCBO

2240 Butler Pike

Plymouth Meeting, PA 19462

Attention: John Fessick, Senior Vice President

Fax: 610-397-2770

With a copy to:

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103-4196

Attention: Dianne A. Meyer, Esquire

Fax: (215) 979-1020

Notice to any Lender shall be given to such Lender at the address set forth beneath the signature of such Lender contained herein. Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery. A party may change its address by giving written notice to the other party.

10.5 Assignability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Commitments of the transferor Lender;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights including approvals and consents and obligations under this Agreement with respect to the Loan or the Commitment assigned,

(iv) any assignment of a Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The Administrative Agent shall provide notice to the Borrower of each such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.7 and with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this

Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrower, shall maintain at one of its offices in Philadelphia, Pennsylvania a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Lender, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.9 (provision relating to amendments requiring unanimous consent of the Lenders) that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participant sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto

10.6 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, Administrative Agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, Administrative Agents, advisors and other representatives of each of the foregoing and their Affiliates), and any other party, may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment or facts.

10.7 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-Administrative Agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee, but such attorneys’ fees shall be limited to one attorney for all Indemnitees unless one attorney cannot ethically represent all Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any Subsidiary, or any environmental liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-Administrative Agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-Administrative Agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-Administrative Agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-Administrative Agent) in connection with such capacity. The obligations of the Lenders under this paragraph are several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than five (5) days after demand therefor.

(f) Survival. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrower’s obligations under this Section 10.7 shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Agreement. In addition, the Borrower shall, upon demand, pay to the Administrative Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Administrative Agent, or such Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) in collecting the Loans, and (C) obtaining any legal, accounting or other advice in connection with any of the foregoing.

10.8 Entire Agreement, Successors and Assigns. This Agreement along with the other Loan Documents constitute the entire agreement among the Borrower and its Subsidiaries, the Administrative Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Borrower, the Subsidiaries and the Lenders and their respective successors and permitted assigns.

10.9 Amendments, Etc. Neither the amendment or waiver of any provision of this Agreement or any other Loan Document, nor the consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all the Lenders, do any of the following: (a) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (b) except as otherwise expressly provided in this Agreement, reduce the principal of, or interest on, any Note or any fees hereunder, (c) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any fees hereunder, (d) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, or (e) amend or waive this Section 10.9, or change the definition of Required Lenders and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent under any Loan Document shall in any event be effective, unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article IX. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.10 Nonliability of Administrative Agent and Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.11 Independent Nature of Lenders’ Rights. The amounts payable at any time hereunder to each Lender under such Lender’s Note or Notes shall be a separate and independent debt.

10.12 Counterparts: Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in

Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.13 Severability. In case any provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.14 Headings Descriptive. The headings of the several sections and subsections of this Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.15 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.16 Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary, which information includes the name and address of the Borrower and each Subsidiary and other information that will allow such Lender to identify the Borrower or such Subsidiary in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers on the date first above written.

KENSEY NASH CORPORATION,
a Delaware corporation

By:	/s/ Michael Celano

Name:	Michael Celano

Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ John Fessick

Name:	John Fessick

Title:	Senior Vice President

SCHEDULE 1.1A

LENDERS	REVOLVING LOAN COMMITMENT	COMMITMENT PERCENTAGE
Wells Fargo Bank, National Association	$35,000,000	100%
TOTALS	$35,000,000	100%

SCHEDULE 3.1

SUBSIDIARIES

Kensey Nash Holding Corporation, a Delaware corporation

Kensey Nash BVF Technology LLC, a Delaware limited liability company

Kensey Nash Closure Technology LLC, a Delaware limited liability company

Kensey Nash CRD Technology LLC, a Delaware limited liability company

Kensey Nash ECM Technology LLC, a Delaware limited liability company

KNC Investment Holdings, LLC, a Delaware limited liability company

ILT Acquisition Sub, Inc., a Delaware corporation

KNC NER Acquisition Sub, Inc., a Delaware corporation

KNC NOR Acquisition Sub, Inc., a Delaware corporation

SCHEDULE 3.10

LITIGATION

None

SCHEDULE 3.18

MATERIAL CONTRACTS

“Material Contract” shall mean any contract or other agreement, written or oral, of the Borrower or any Subsidiary involving a monetary liability of or to any such Person in an amount in excess of $1,000,000.00.

Below is a list of Kensey Nash’s Material Contracts as of May 26, 2011:

Secured Commercial Mortgage Loan Note with Citibank	May 25, 2006

Development and Regulatory Services Agreement with The Spectranetics Corp.	May 30, 2008

Investment Agreement with Orteq Limited	December 21, 2010

Asset Purchase Agreement with Nerites Corporation	January 28, 2011

Acquisition Agreements	May 24, 2011

Synthes USA Products, LLC –

Sale & License Agreement (ECM)*	August 13, 2009

Arthrex, Inc. –

Distribution Agreement (CRD)*	October 28, 2010

Distribution Agreement (ECM)*	June 3, 2010

*	These agreements stipulate that KNC will share or bear the costs and expenses associated with clinical development, marketing and regulatory expenses. These costs may exceed the $1m threshold in the future, but as of today the threshold has not been met.

SCHEDULE 6.2

INDEBTEDNESS AND GUARANTIES

All balances as of May 26, 2011:

Secured Commercial Mortgage Loan Note Citibank, F.S.B.	$30,216,667

Norian Obligation	$14,000,000

10 year fixed interest rate Swap with Citibank, N.A.	$4,844,304

Nerites Asset Purchase Agreement Holdback Amount	$3,000,000

GUARANTIES:

None

SCHEDULE 6.3

ENCUMBRANCES

Mortgage Loan secured by the land and building located at 735 Pennsylvania Drive, Exton PA 19341 pursuant to the Mortgage

SCHEDULE 6.11

INVESTMENTS

Subsidiaries of Kensey Nash Corporation:

See Schedule 3.1

Pursuant to an Investment Agreement between KNC Investment Holdings, LLC and Orteq Limited, KNC Investment Holdings, LLC has acquired 293,973 shares of preferred stock of Orteq Limited for $2,452,665, and under certain conditions set forth in the Investment Agreement may acquire additional shares for the US Dollar equivalent of 637,000 British Pounds.

Exhibit “A”

NOTICE OF BORROWING

Wells Fargo Bank, National Association, as Administrative Agent

Suburban Philadelphia RCBO

2240 Butler Pike

Plymouth Meeting, PA 19462

Attention: John Fessick, Senior Vice President

Fax: 610-397-2770

Gentlemen and Ladies:

The undersigned, Kensey Nash Corporation (the “Borrower”) refers to the Loan and Agency Agreement, dated as of May 26, 2011 among the Borrower, the Lenders listed therein (the “Lenders”) and Wells Fargo Bank, National Association, its successors and assigns, as Administrative Agent for itself and the Lenders (the “Administrative Agent”) (as amended, modified and/or extended the “Loan Agreement”), the terms defined therein being used herein as therein defined, and hereby:

1. Gives you notice, irrevocably, pursuant to the Loan Agreement, that the Borrower hereby requests a Revolving Credit Loan under the Loan Agreement and set forth below is the information relating to such Revolving Credit Loan (the “Borrowing”) as required under the Loan Agreement:

(a) the requested Business Day of the Borrowing is                     ,         ; and

(b) the aggregate amount of the Borrowing is $            .

(c) The portion of the Borrowing intended to be a Loan accruing interest based upon the Base Rate is $             and the LIBOR Rate is $            ;

(d) If any portion is intended to be an LIBOR Rate Loan the Interest Period therefor shall be:

one month,

two months,

three months; or

six months

(e) After this request, each Lender would not administer concurrently more than              LIBOR Rate Loans.

2. Confirms as follows, both as of the date hereof and as of the date of the Borrowing: (a) the representations and warranties of the Borrower contained in Article III of the Loan Agreement are and shall be correct on and as of each such date, except that the representation and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Lenders pursuant to Section 5.2 of the Loan Agreement; (b) no Default or Event of Default has occurred and is continuing; (c) no material adverse change has occurred in the

Exhibit A-1

business, properties, operations or financial condition of the Borrower or any Subsidiary since the Closing Date.

Dated:                     , 2011

Very truly yours,

KENSEY NASH CORPORATION, a Delaware corporation

By:

Name:

Title:

Exhibit A-2

Exhibit “B”

NOTICE OF CONTINUATION/CONVERSION

Wells Fargo Bank, National Association, as Administrative Agent

Suburban Philadelphia RCBO

2240 Butler Pike

Plymouth Meeting, PA 19462

Attention: John Fessick, Senior Vice President

Fax: 610-397-2770

Ladies and Gentlemen:

The undersigned, Kensey Nash Corporation (the “Borrower”) refers to the Loan and Agency Agreement, dated as of May 26, 2011 among the Borrower, the Lenders listed therein (the “Lenders”) and Wells Fargo Bank, National Association, its successors and assigns, as administration agent for itself and the Lenders (the “Administrative Agent”) (as amended, modified and/or extended the “Loan Agreement”), the terms defined therein being used herein as therein defined, and hereby:

1. Gives you notice, irrevocably, pursuant to the Loan Agreement, that the Borrower hereby requests to continue or convert the interest rate accruing on the Revolving Credit Loans under the Loan Agreement and, in that connection, set forth below the information relating to such Outstandings (the “Borrowing”) as required under the Loan Agreement:

(a) the amount to be converted or continued is                     ;

(b) the portion of the Borrowing intended to be a Loan accruing interest based upon the Base Rate is $            , and the LIBOR Rate is $            ;

(c) if any portion is intended to be an LIBOR Rate Loan the Interest Period therefor shall be:

                one month,

                two months,

                three months; or

                six months

(d) after this request, each Lender would not administer concurrently more than              LIBOR Rate Loans.

2. Confirms as follows, both as of the date hereof:

(a) the representations and warranties of the Borrower contained in Article III of the Loan Agreement are and shall be correct on and as of each such date, except that the representation and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Administrative Agent and Lenders pursuant to Section 5.2 of the Loan

Exhibit B-1

Agreement; (b) no Default or Event of Default has occurred and is continuing; and (c) no material adverse change has occurred in the business, properties, operations or financial condition of the Borrower or any Subsidiary since the Closing Date.

Dated:                     , 2011

KENSEY NASH CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit B-2

Exhibit “C”

COMPLIANCE CERTIFICATE

Wells Fargo Bank, National Association, as Administrative Agent

Suburban Philadelphia RCBO

2240 Butler Pike

Plymouth Meeting, PA 19462

Attention: John Fessick, Senior Vice President

Fax: 610-397-2770

Ladies and Gentlemen:

This Compliance Certificate (“Compliance Certificate”) is executed and delivered pursuant to Section 5.2(d) of the Loan and Agency Agreement, dated as of May 26, 2011 (as amended, modified and/or extended the “Loan Agreement”), among Kensey Nash Corporation, a Delaware corporation (the “Borrower”), the Lenders listed therein and Wells Fargo Bank, National Association, its successors and assigns, as administrative agent (the “Administrative Agent”). All capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

1. Attached hereto are: [the financial statements required by Section 5.2(a) of the Loan Agreement]; [or] [the financial statements required by Section 5.2(c) of the Loan Agreement].

2. The undersigned has reviewed the terms of the Loan Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and financial condition of the Borrower and its Subsidiaries during the fiscal period covered by this Compliance Certificate.

3. As of the Certificate Date, the following financial covenants had the values listed herein:

		COVENANT	ACTUAL
(a)	Fixed Charge
Coverage Ratio

(b)	Tangible Net Worth

(c)	Funded Debt to
EBITDA Ratio

4. Attached hereto as Schedule I are the calculations and information necessary to determine the foregoing covenant values and the Applicable Margin for Revolving Credit Loans.

5. As of the date hereof: (a) no Default or Event of Default has occurred and is continuing; (b) the representations and warranties of the Borrower contained in Article III of the Loan

Exhibit C-1

Agreement are true and correct as of the date hereof, except that the representations and warranties in Section 3.4 of the Loan Agreement shall refer to the financial statements referenced herein.

This Compliance Certificate is executed on , by an authorized officer of the Borrower. The undersigned hereby certifies that each and every matter contained herein is derived from the Borrower’s books and records and is, to the best knowledge of the undersigned, true and correct.

KENSEY NASH CORPORATION, a Delaware corporation

By:
Name:
Title:

Exhibit C-2

Exhibit “D”

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	Kensey Nash Corporation

4.	Loan Agreement:	The Loan and Agency Agreement dated as of May 26, 2011 among KENSEY NASH CORPORATION, the Lenders parties thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

5.	Assigned Interest:

Exhibit D-1

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

6.	Trade Date:

[Page break]

Exhibit D-2

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Title:

Exhibit D-3

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This

Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania.

Exhibit “E”

GUARANTY AGREEMENT

GUARANTY AGREEMENT dated as of                     , 2011 (this “Guaranty”) made by ILT ACQUISITION SUB, INC, a Delaware corporation (“ILT”), KENSEY NASH HOLDING CORPORATION, a Delaware corporation (“KNHC”), KNC NER ACQUISITION SUB, INC., a Delaware corporation (“KNC NER”), KENSEY NASH CLOSURE TECHNOLOGY, LLC, a Delaware limited liability company (“KN Closure”), KENSEY NASH BVF TECHNOLOGY, LLC, a Delaware limited liability company (“KN BVF”), KENSEY NASC ECM TECHNOLOGY LLC, a Delaware limited liability company (“KN ECM”), KENSEY NASH CRD TECHNOLOGY LLC, a Delaware limited liability company (“KN CRD”), KNC INVESTMENT HOLDINGS, LLC, a Delaware limited liability company (“KNC Investment Holdings”), and KNC NOR ACQUISITION SUB INC., a Delaware corporation (“NOR”; together with ILT, KNHC, KNC NER, KN Closure, KN BVF, KN ECM, KN CRD, and KNC Investment Holdings collectively the “Guarantors” each a “Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent (in such capacity, the “Administrative Administrative Agent”) for the lenders from time to time party to the Loan Agreement, as defined below (the “Lenders”) to secure the obligations of KENSEY NASH CORPORATION, Delaware corporation (the “Borrower”).

BACKGROUND

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Loan and Agency Agreement dated May 26, 2011 (together with all modifications, renewals, extensions, supplements and replacements from time to time, the “Loan Agreement”) pursuant to which the Lenders have agreed to make Loans upon the terms and subject to the conditions set forth therein.

B. As a condition to entering into the Loan Agreement and making the Loans, the Lenders have required that the Guarantors shall have executed and delivered to the Administrative Agent an instrument guaranteeing the obligations of the Borrower under the Loan Agreement, the Notes, and the other loan documents referred to in the Loan Agreement (collectively the “Loan Documents”).

C. Each Guarantor has determined that the extension of credit to the Borrower under the Loan Agreement directly benefits, and that its execution, delivery and performance of this Guaranty is within the corporate purposes and in the best interests of, the Guarantor.

D. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

Exhibit E-1

COVENANTS

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:

1. Guaranty. Each Guarantor jointly and severally hereby irrevocably, absolutely and unconditionally guarantees and becomes surety for the following obligations and liabilities (hereinafter collectively referred to as the “Obligations”):

(a) the prompt payment by the Borrower, as and when due and payable, whether by acceleration or otherwise of all amounts now or hereafter owing by the Borrower in respect of the Loan Agreement, the Notes, and the other Loan Documents, whether for principal, interest, fees, expenses or otherwise, and the due performance and observance by the Borrower of its other obligations now or hereafter existing in respect of any of the Loan Documents and any renewals, extensions and modifications thereof; and

(b) all obligations under any Hedge Agreement with any Lender; and

(c) any and all expenses, including reasonable attorneys fees, incurred by the Administrative Agent in enforcing its rights under this Guaranty.

2. Obligations Unconditional.

(a) Each Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents. The liability of each Guarantor hereunder shall be absolute and unconditional, irrespective of: (i) any lack of validity or enforceability of any such Loan Document or any agreement or instrument relating thereto, including, without limitation, the lack of validity or enforceability of all or any portion of the liens or security interests granted thereby; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the terms of any such Loan Document; (iii) any exchange or release of, or non-perfection of any lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to any departure from the terms of any other guaranty for all or any of the Obligations; (iv) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or obligor in respect of the Obligations or any Guarantor in respect hereof; or (v) the absence of any action on the part of the Administrative Agent to obtain payment of the Obligations from the Borrower or from any Guarantor or from any other guarantor or obligor.

(b) This Guaranty (i) is a continuing guarantee and shall remain in full force and effect until all of the Obligations and other expenses guaranteed pursuant to Section 1 hereof have been paid in full and the Loan Agreement has been cancelled in writing by the Administrative Agent; and (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded, avoided or rendered void as a preferential transfer, impermissible set-off, fraudulent conveyance or must otherwise be returned or disgorged by the Administrative Agent upon the insolvency, bankruptcy or reorganization of either the Borrower or any Guarantor or otherwise, all as though such

Exhibit E-2

rescinded, avoided or voided payment had not been made, and notwithstanding any action or failure to act on the part of the Administrative Agent in reliance on such payment.

3. Waivers. Each Guarantor hereby waives (i) promptness and diligence; (ii) notice of the incurrence of any Obligation by the Borrower; (iii) notice of any actions taken by the Administrative Agent or the Borrower under any Loan Document or any other agreement or instrument relating thereto; (iv) acceptance of this Guaranty and reliance thereon by the Administrative Agent; (v) presentment, demand of payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Obligations, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of any Guarantor hereunder or of any other guarantor, the omission of or delay in which, but for the provisions of this Section 3, might constitute grounds for relieving any Guarantor of its obligations hereunder; (vi) any requirement that the Administrative Agent protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower, any Guarantor, any other person or any collateral; and (vii) notice of any election by the Administrative Agent to sell any of the property mortgaged, assigned or pledged as security for any of the Obligations at a public or private sale.

4. Subrogation and Similar Rights. Until repayment in full of the Obligations, each Guarantor agrees not to make any claim of subrogation to the claims of the Administrative Agent against the Borrower, and any right of indemnification by or contribution from the Borrower, arising by reason of any payment made by any Guarantor hereunder or otherwise. If notwithstanding such waiver, any amount shall be paid to any Guarantor on account of such subrogation, indemnification or contribution at any time when all of the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Administrative Agent, shall be segregated from the other funds of such Guarantor and shall forthwith be paid over to the Administrative Agent to be applied in whole or in part by the Administrative Agent against the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement.

5. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) The Guarantor is duly organized and validly existing and subsisting in the jurisdiction of its organization and is duly qualified and authorized to do business in all other jurisdictions wherein the nature of its business requires such qualification. The Guarantor has the power to own its properties and to carry on its business as now conducted. The execution, delivery and performance of this Guaranty has been duly authorized by all necessary corporate or other organizational proceedings on the part of the Guarantor.

(b) The Guarantor is in compliance with all laws, rules, regulations, judgments, decrees, orders, agreements and requirements which affect in any material way the Guarantor, its assets or the operation of its business and has not received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation, judgment, decree, order, agreement, or other governmental requirement. The Guarantor is in compliance with any other credit agreement, indenture, mortgage, agreement or other instrument to which it is a party or otherwise subject, and no event has occurred and is

Exhibit E-3

continuing which, with the passage of time or the giving of notice or both, would constitute an event of default under any such instrument. The Guarantor has no notice or knowledge of any violation of any statute, ordinance, regulation, restrictive covenant or other restriction applicable to the Guarantor, except for violations, if any, which the Borrower has disclosed to the Administrative Agent in writing and are proceeding in good faith to remove or correct.

(c) The execution, delivery, and performance of this Guarantor will not (a) conflict with, violate, constitute a default under, or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other agreement which affects the Guarantor, or (b) conflict with or result in a breach of any provision of the articles of incorporation, by-laws and other organizational documents of the Guarantor. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any Governmental Authority or regulatory body is required to be obtained or made by the Guarantor for the due execution, delivery and performance of this Guaranty, except such as have been duly obtained or made prior to the date hereof and are in full force and effect as of the date hereof (copies of which have been delivered to the Administrative Agent on or before the date hereof).

(d) This Guaranty has been duly and validly executed and delivered by and constitutes the valid and legally binding obligations of the Guarantor enforceable in accordance with its respective terms, except as enforcement of this Guaranty may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

(e) There are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor before any court, arbitrator or administrative or governmental body which, in the aggregate, would reasonably be expected to adversely affect any action taken or to be taken by the Guarantor under this Guaranty or which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(f) Each financial statement of the Guarantor which has been previously furnished to the Administrative Agent presents fairly the financial position of the Guarantor as at the date thereof and its results of operations for the period covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis, and since such date, there has been no material adverse change in the Guarantor’s financial condition or results of operations except as disclosed to the Administrative Agent in writing prior to the date hereof.

6. Incorporated Covenants and Waivers. Each Guarantor incorporates herein by reference as fully as if set forth herein all of the representations, warranties, covenants, waivers and other provisions pertaining to it as a Guarantor or Subsidiary contained in the Loan Agreement, including, without limitation, Articles III, V and VI of the Loan Agreement. Each Guarantor represents and warrants that all representations and warranties with respect to any Guarantor or Subsidiary contained in Article III of the Loan Agreement are true and correct as to such Guarantor as of the date hereof. Each Guarantor represents and warrants that it is in

Exhibit E-4

compliance with the provisions of Article V and VI of the Loan Agreement and that no Default or Event of Default exists thereunder.

7. Remedies. Each Guarantor agrees that upon an Event of Default, the Administrative Agent may immediately and without notice pursue and remedy available at law or in equity to collect, enforce or satisfy any Obligations.

8. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent or any Lender may, and is hereby authorized at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by each Guarantor) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or any Lender to or for the credit or the account of any Guarantor against any and all obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not the Administrative Agent shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured. The Administrative Agent and the Lenders agree promptly to notify the Guarantors after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 8 are in addition to other rights and remedies (including without limitation, other rights of set-off) which the Administrative Agent and the Lenders may have and are subject to the provisions of the Loan Agreement regarding set-off.

9. Notices. All notices required or permitted to be given under this Guaranty shall be in compliance with Section 10.4 of the Loan Agreement.

10. Miscellaneous.

(a) The Guarantors will make each payment hereunder in lawful money of the United States of America and in same day funds to the Administrative Agent at its address as set forth in the Loan Agreement.

(b) This Guaranty contains the entire agreement of the parties hereto with respect to the subject matter hereof. This Guaranty and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 10.9 of the Loan Agreement.

(c) No failure on the part of the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document or any right against any other guarantor of the Obligations shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Administrative Agent provided herein and in the other Loan Documents, and in any instrument signed by any other guarantor of the Obligations are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Administrative Agent under any of the Loan Documents, under this Guaranty and under any other guaranty of the Obligations against any party thereto are not conditional or contingent upon any attempt by the Administrative Agent to exercise any of its

Exhibit E-5

rights under any other Loan Document, under this Guaranty or under any other guaranty of the Obligations against any such party or against any other person.

(d) Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate such provision to the extent it is not prohibited or unenforceable in any other jurisdiction, nor invalidate the remaining provisions hereof or thereof, all of which shall be liberally construed in favor of the Administrative Agent in order to effect the provisions hereof.

(e) The obligations of the Guarantors hereunder shall not be subject to any counterclaim, setoff, deduction or defense based upon any related or unrelated claim which any Guarantor may now or hereafter have against the Borrower or the Administrative Agent, except payment of the Obligations.

(f) This Guaranty shall (i) be binding on each Guarantor and its successors, transferees and assigns, and (ii) inure, together with all rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (ii), any Lender may assign or otherwise transfer any Note held by it, and the Administrative Agent and the Lenders may assign or otherwise transfer its rights under any other Loan Document or under any other guaranty of the Obligations to any other person as provided in the Loan Agreement, and such other person shall thereupon become vested with all of the benefits in respect thereof granted to the Administrative Agent, herein or otherwise. Notwithstanding the foregoing clause (f)(i), none of the rights or obligations of the Guarantors hereunder may be assigned or otherwise transferred without the prior written consent of the Administrative Agent.

(g) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES. Any legal action or proceeding with respect to this Guaranty or any other Loan Document shall be brought in any state or federal court of the State of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.4 of the Loan Agreement, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Guarantor in any other jurisdiction. Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court

Exhibit E-6

that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(h) The paragraph headings used herein are for convenience only and do not affect or modify the terms and conditions hereof.

(i) The obligations of the Guarantors hereunder shall be joint and several.

(j) This Guaranty may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than one such counterpart.

11. Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING DIRECTOR OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

12. Taxes, etc. All payments required to be made by the Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholder for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority as required pursuant to Section 2.13 of the Loan Agreement.

IN WITNESS WHEREOF, the Guarantors have caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

ILT ACQUISITION SUB, INC.

By:
Name:
Title:

KENSEY NASH HOLDING CORPORATION

By:
Name:
Title:

Exhibit E-7

KNC NER ACQUISITION SUB, INC.

By:
Name:
Title:

KENSEY NASH CLOSURE TECHNOLOGY LLC

By:
Name:
Title:

KENSEY NASH BVF TECHNOLOGY LLC

By:
Name:
Title:

KENSEY NASH ECM TECHNOLOGY LLC

By:
Name:
Title:

KENSEY NASH CRD TECHNOLOGY LLC

By:
Name:
Title:

KNC INVESTMENT HOLDINGS, LLC

By:
Name:
Title:

Exhibit E-8

KNC NOR ACQUISITION SUB, INC.

By:
Name:
Title:

Exhibit E-9